Exhibit 99.1

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-4587
News Release	Fax (805) 499-3507
www.amgen.com

AMGEN ANNOUNCES PROPOSALS TO

DECLASSIFY BOARD TO BE

PRESENTED AT 2007 ANNUAL MEETING AND

ADOPTS MAJORITY VOTE BYLAW

THOUSAND OAKS, Calif., — Feb. 15, 2007 – Amgen (NASDAQ:AMGN) announced today that its Board unanimously voted to approve corporate governance initiatives to declassify the Board of Directors and adopt a majority vote standard for the election of Directors in uncontested elections.

The Board unanimously voted to submit proposals to amend Amgen’s certificate of incorporation and bylaws to eliminate the declassification of the Board to stockholders at the 2007 annual meeting. If stockholders approve the proposals by the requisite vote, all directors would stand for election or re-election each year beginning at the Company’s annual meeting held after the 2007 annual meeting.

Amgen also announced today that the Board unanimously voted to amend the Company’s bylaws to adopt a majority vote standard for the election of directors, beginning with the next election in May 2007. Amgen’s amended bylaws require any incumbent nominee for Amgen’s Board who fails to receive a majority of the votes cast in an uncontested election to promptly tender his or her resignation to the Board. The Governance and Nominating Committee would then recommend to the Board whether to accept the resignation, and the Board would make a determination within 90 days after certification of the stockholder vote. The Board’s decision and rationale for its decision then would be promptly disclosed publicly. The full text of Amgen’s amended bylaws is available on Amgen’s website at www.amgen.com under the “Investors—Corporate Governance” tab.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

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CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (Media)
Arvind Sood, 805-447-1060 (Investors)